Exhibit 99.1
FOR IMMEDIATE RELEASE

DATE:	April 28, 2011
CONTACT:	Thomas D. Cestare
Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009
BENEFICIAL MUTUAL BANCORP, INC. ANNOUNCES FIRST QUARTER 2011 RESULTS
PHILADELPHIA, PENNSYLVANIA, April 28, 2011 — Beneficial Mutual Bancorp, Inc. (“Beneficial”) (NASDAQGS: BNCL), the parent company of Beneficial Bank (the “Bank” or the “Company”), today announced its financial results for the three months ended March 31, 2011.
For the three months ended March 31, 2011, Beneficial recorded a net loss of $898 thousand, or $0.01 per share, compared to net loss of $356 thousand, or $0.00 per share, for the three months ended December 31, 2010 and net income of $7.5 million, or $0.10 per share, for the three months ended March 31, 2010.
During the quarter, the Bank completed a comprehensive review of its operating cost structure and finalized an expense management reduction program which resulted in a $4.1 million restructuring charge. The Bank reduced its workforce by 4% and announced that it was consolidating five of its branch locations. Financial results for the quarter were also impacted by increased provisions for loan losses due primarily to a large charge-off in our commercial construction portfolio. During the quarter the Company recorded a provision for credit losses of $10.0 million compared to $8.0 million for the three months ended December 31, 2010 and $5.0 million for the three months ended March 31, 2010. In 2011, a significant portion of our commercial real estate and commercial construction portfolios contractually mature (approximately 33%). We expect that market conditions coupled with the large amount of commercial maturities will result in an elevated provision for credit losses in 2011. We continue to charge-off the collateral deficiency on all classified collateral dependent loans across all portfolios once they are 90 days delinquent.
At March 31, 2011, the Company’s allowance for loan losses totaled $47.4 million, or 1.7% of total loans, compared to $45.4 million, or 1.6% of total loans, at December 31, 2010.
Gerard Cuddy, Beneficial’s President and CEO, stated, “Although a difficult process, the expense reduction program finalized during the first quarter will improve operating efficiency and better position our Company when economic conditions improve. Credit costs continue to have a significant impact on our business and we expect these costs to remain elevated throughout 2011. Despite a difficult quarter, we increased net interest income, grew non-interest deposits and decreased borrowings. We will continue to be focused on improving our core profitability as we manage through the current credit environment.”
Highlights for the three months ended March 31, 2011:
•
Total deposits increased by $13.3 million, or 0.34%, to $3.96 billion at March 31, 2011, from $3.94 billion at December 31, 2010 with non-interest bearing deposits increasing $29.8 million or 10.6% and interest bearing deposits decreasing $16.5 million, or 0.5%.

•	Net interest income increased $392 thousand, or 1.1%, to $36.7 million for the three months ended March 31, 2011 compared to $36.3 million for the same period in 2010.
•	Net interest margin increased to 3.27% for the three months ended March 31, 2011 from 3.24% for the three months ended December 31, 2010 primarily due to a reduction in deposit and borrowing costs.
•	Capital levels remain strong with total equity equal to 12.4% of total assets and tangible capital to tangible assets of 10.1%.

Balance Sheet
At March 31, 2011, total assets of $4.9 billion were consistent with total assets at December 31, 2010. Beneficial has been positioning the balance sheet for rising interest rates by shortening the duration of different asset classes, which resulted in an increase within cash and cash equivalents of $175.3 million and a decrease in investments of $166.5 million.
Total deposits increased $13.3 million, or 0.34%, to $3.96 billion at March 31, 2011, compared to $3.94 billion at December 31, 2010, as non-interest checking increased $29.8 million while interest bearing deposits decreased $16.5 million.
At March 31, 2011, Beneficial’s stockholders’ equity equaled $608.6 million, or 12.4% of total assets, compared to $615.5 million, or 12.5% of total assets, at December 31, 2010.
Net Interest Income
For the three months ended March 31, 2011, Beneficial reported net interest income of $36.7 million, an increase of $392 thousand for the same quarter a year ago and down $382 thousand from the three months ending December 31, 2010. The net interest margin decreased 7 basis points to 3.27% for the three months ended March 31, 2011, from 3.34% for the same quarter in 2010, but was up 3 basis points from the net interest margin of 3.24% reported for the three months ending December 31, 2010. We continue to see deposit increases in excess of our growth in loans which has resulted in an increase in our investment portfolio. However, the low interest rate environment has reduced the yields on our investment portfolio, decreasing the rate on our interest earning assets. This decrease in yield on interest earning assets has been offset by reductions in rates paid on our deposits and lower borrowings costs.
Non-interest Income
For the three months ended March 31, 2011, non interest income was $6.5 million, a decrease of $1.8 million for the same quarter a year ago and down $410 thousand from the quarter ending December 31, 2010. Non-interest income decreased $1.8 million from the same period in 2010, primarily due to a $1.8 million decrease in the gain on the sale of securities. Non-interest income decreased from the three months ended December 31, 2010, primarily due to a reduction in the cash surrender value of life insurance in the amount of $919 thousand and a $113 thousand decrease in checking fees, partially offset by an increase in insurance and advisory commission income of $596 thousand.
Non-interest Expense
Non-interest expense totaled $34.2 million for the three months ended March 31, 2011, which increased $3.7 million, or 12.2%, compared to the same period in 2010. The increase was primarily due to the $4.1 million restructuring charge recorded in connection with our expense reduction initiatives, as well as increased FDIC insurance, and loan and REO expenses, which were partially offset by reductions in salaries and benefits, marketing, and occupancy expenses.
Non-interest expense increased $1.1 million, or 3.4%, to $34.2 million for the three months ended March 31, 2011 compared to $33.1 million for the three months ended December 31, 2010 primarily due to the restructuring charge mentioned above, partially offset by real estate owned gains and lower professional fees.

Asset Quality
Non-performing loans, including loans 90 days past due and still accruing, totaled $145.2 million, or 2.96% of total assets, at March 31, 2011, up from $123.7 million, or 2.51% of total assets at December 31, 2010. The increase in non-performing loans was due primarily to commercial construction and commercial real estate loans. During the quarter we charged off all collateral deficiencies related to these loans. Non-performing assets at March 31, 2011 consisted of $25.1 million, or 15.5%, of government guaranteed student loans where Beneficial has little risk of credit loss. Net charge-offs during the three-month period ended March 31, 2011 were $8.0 million, compared to $7.6 million during the three months ended December 31, 2010. The charge-offs during the quarter consisted primarily of one commercial construction loan totaling $4.9 million and several consumer loans that were charged off when they became 90 days delinquent. In 2011, a significant portion of our commercial real estate and commercial construction portfolios contractually matures (approximately 33%). We expect that market conditions, coupled with the large amount of commercial maturities, will result in an elevated provision for credit losses in 2011. We continue to charge-off the collateral deficiency on all classified collateral dependent loans across all portfolios once they are 90 days delinquent. The allowance for loan losses at March 31, 2011 totaled $47.4 million, or 1.7% of total loans outstanding, compared to $45.4 million, or 1.6% of total loans outstanding, at December 31, 2010.
The Bank recorded a provision for loan losses of $10.0 million during the three months ended March 31, 2011, compared to a provision of $8.0 million for the three months ended December 31, 2010. The increase in the provision was primarily driven by increases in non-performing loans and delinquencies experienced during the quarter due to continued weakness in our region’s economy. We continue to rigorously review our loan portfolio to ensure that the collateral values remain sufficient to support the outstanding balances. We will continue to work diligently to maximize the recovery of balances that have been charged off.
Capital
Our capital ratios remained relatively consistent compared to the prior quarter. The Company’s capital position remains strong relative to current regulatory requirements. The Company continues to have substantial liquidity as the inflows of deposits have largely been retained in cash or invested in high quality government-backed securities. In addition, the Company continues to have significant available borrowing capacity from its contingent funding sources. Our capital ratios as of March 31, 2011 compared to December 31, 2010 as well as our excess capital over regulatory minimums to be considered well capitalized are as follows:

			Minimum Well	Excess Capital
	3/31/2011	12/31/2010	Capitalized Ratio	3/31/2011

Tangible Capital	10.10%	10.16%
Tier 1 Capital (to average assets)	9.08%	8.89%	5%	$192,772
Tier 1 Capital (to risk weighted assets)	15.91%	15.69%	6%	$267,295
Total Capital (to risk weighted assets)	17.17%	16.95%	10%	$193,402
About Beneficial Mutual Bancorp, Inc.
Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 65 offices in the greater Philadelphia and South Jersey regions. Insurance services are offered through the Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements
This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of Beneficial’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Financial Condition
(Dollars in thousands, except share amounts)

	March 31,	December 31,	March 31,
	2011	2010	2010
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$46,300	$33,778	$41,102
Interest-bearing deposits	219,287	56,521	7,457

Total cash and cash equivalents	265,587	90,299	48,559

Trading Securities	—	6,316	3,526

Investment Securities:
Available-for-sale	1,385,388	1,541,991	1,453,697
Held-to-maturity	77,912	86,609	71,534
Federal Home Loan Bank stock, at cost	22,082	23,244	28,068

Total investment securities	1,485,382	1,651,844	1,553,299

Loans:	2,775,715	2,796,402	2,785,122
Allowance for loan losses	(47,411)	(45,366)	(46,390)

Net loans	2,728,304	2,751,036	2,738,732

Accrued Interest Receivable	19,095	19,566	20,062

Bank Premises and Equipment, net	61,994	64,339	67,162

Other Assets:
Goodwill	110,486	110,486	110,486
Bank owned life insurance	34,169	33,818	32,740
Other intangibles	16,059	16,919	19,547
Other assets	180,876	185,162	115,865

Total other assets	341,590	346,385	278,638

Total Assets	$4,901,952	$4,929,785	$4,709,978

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$311,890	$282,050	$268,379
Interest bearing deposits	3,643,693	3,660,254	3,320,670

Total deposits	3,955,583	3,942,304	3,589,049
Borrowed funds	260,321	273,317	408,304
Other liabilities	77,408	98,617	66,214

Total liabilities	4,293,312	4,314,238	4,063,567

Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock — $.01 par value	—	—	—
Common Stock – $.01 par value	823	823	823
Additional paid-in capital	348,941	348,415	345,900
Unearned common stock held by employee stock ownership plan	(21,827)	(22,587)	(24,736)
Retained earnings (partially restricted)	303,334	304,232	320,722
Accumulated other comprehensive (loss) income, net	(9,177)	(1,882)	7,298
Treasury stock, at cost	(13,454)	(13,454)	(3,596)

Total stockholders’ equity	608,640	615,547	646,411

Total Liabilities and Stockholders’ Equity	$4,901,952	$4,929,785	$4,709,978

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
INTEREST INCOME:
Interest and fees on loans	$35,827	$36,812	$36,513
Interest on overnight investments	102	116	125
Interest on trading securities	26	16	34
Interest and dividends on investment securities:
Taxable	9,972	10,481	12,267
Tax-exempt	992	1,060	1,141

Total interest income	46,919	48,485	50,080

INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	2,430	2,926	2,559
Money market and savings deposits	2,405	2,463	2,273
Time deposits	3,119	3,088	4,580

Total	7,954	8,477	9,412
Interest on borrowed funds	2,269	2,930	4,364

Total interest expense	10,223	11,407	13,776

Net interest income	36,696	37,078	36,304

Provision for loan losses	10,000	8,000	4,950

Net interest income after provision for loan losses	26,696	29,078	31,354

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	2,537	1,941	3,010
Service charges and other income	3,693	4,859	3,264
Gain on sale of investment securities available-for-sale	186	16	2,003
Trading securities profits	81	91	27

Total non-interest income	6,497	6,907	8,304

NON-INTEREST EXPENSE:
Salaries and employee benefits	15,009	14,733	15,633
Occupancy expense	3,093	2,848	3,145
Depreciation, amortization and maintenance	2,248	2,401	2,177
Marketing expense	897	857	1,045
Intangible amortization expense	860	858	883
FDIC insurance	1,639	1,541	1,322
Restructuring charge	4,096	—	—
Other	6,361	9,836	6,280

Total non-interest expense	34,203	33,074	30,485

(Loss) Income before income taxes	(1,010)	2,911	9,173

Income tax (benefit) expense	(112)	3,267	1,646

NET (LOSS) INCOME	$(898)	$(356)	$7,527

(LOSS) EARNINGS PER SHARE — Basic and Diluted	$(0.01)	$(0.00)	$0.10

Average common shares outstanding — Basic	77,006,186	77,215,313	77,785,046
Average common shares outstanding — Diluted	77,006,186	77,215,313	77,915,633
Actual common shares outstanding	80,717,553	80,717,553	81,853,553

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES
Selected Consolidated Financial and Other Data of the Company (Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31, 2011		December 31, 2010		March 31, 2010
	Average	Yield /	Average	Yield /	Average	Yield /
Description (in thousands)	Balance	Rate	Balance	Rate	Balance	Rate

Investment Securities:	$1,701,557	2.61%	$1,784,843	2.62%	$1,570,425	3.46%
Trading Securities	9,027	1.19%	7,324	0.85%	10,699	1.27%
Overnight investments	162,961	0.25%	182,355	0.25%	203,892	0.25%
Stock	22,766	0.08%	25,348	0.55%	28,068	0.72%
Other Investment securities	1,506,803	2.91%	1,569,816	2.93%	1,327,766	4.02%

Loans:	2,796,336	5.16%	2,784,525	5.27%	2,788,168	5.27%
Residential	704,235	4.92%	690,899	5.07%	661,789	5.41%
Commercial Real Estate	785,784	5.08%	780,283	5.21%	781,226	4.73%
Business and Small Business	527,567	5.65%	528,199	5.71%	527,381	5.69%
Personal Loans	778,750	5.11%	785,144	5.21%	817,772	5.40%

Total Interest Earning Assets	$4,497,893	4.19%	$4,569,368	4.23%	$4,358,593	4.62%

Deposits:	$3,640,149	0.89%	$3,645,172	0.92%	$3,315,082	1.15%
Savings	707,519	0.72%	677,377	0.73%	555,234	0.71%
Money Market	622,845	0.75%	620,670	0.77%	641,958	0.82%
Demand	408,754	0.25%	387,606	0.26%	350,057	0.31%
Demand — Municipals	1,025,436	0.86%	1,107,952	0.96%	858,230	1.08%

Total Core Deposits	2,764,554	0.71%	2,793,605	0.77%	2,405,479	0.81%

Time Deposits	875,595	1.44%	851,567	1.45%	909,603	2.04%

Borrowings	267,131	3.44%	314,836	3.69%	425,150	4.16%

Total Interest Bearing Liabilities	$3,907,280	1.06%	$3,960,008	1.14%	$3,740,232	1.50%

Non-interest bearing deposits	281,391		282,863		249,675

Net interest margin		3.27%		3.24%		3.34%

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
ASSET QUALITY INDICATORS:

(Dollars in thousands)	March 31, 2011	December 31, 2010	March 31, 2010

Non-performing assets:
Non-accruing loans	$120,102	$95,803	$72,309
Accruing loans past due 90 days or more*	25,112	27,932	48,313

Total non-performing loans**	$145,214	$123,735	120,622
Troubled debt restructurings	—	—	22,412
Real estate owned	16,449	16,694	8,202

Total non-performing assets	$161,663	$140,429	$151,236

Non-performing loans to total loans	5.23%	4.42%	4.33%
Non-performing loans to total assets	2.96%	2.51%	2.56%
Non-performing assets to total assets	3.30%	2.85%	3.21%

Non-performing assets less accruing loans Past due 90 days or more to total assets	2.79%	2.28%	2.19%

*	Includes $25.1 million, $27.9 million and $31.7 million in government guaranteed student loans as of March 31, 2011, December 31, 2010 and March 31, 2010, respectively.

**	Includes $27.7 million, $26.7 million and $22.4 million of troubled debt restructured loans (TDRs) as of March 31, 2011 December 31, 2010 and March 31, 2010, respectively
Impaired loan charge offs and payments as a percentage of the principal balance at March 31, 2011 are as follows:

				% of Unpaid
For the Three Months Ended March 31,	Recorded	Unpaid Principal	Charge-offs and	Principal
2011 (Dollars in thousands)	Investment	Balance	Payments	Balance
Impaired Loans by Category:
Commercial Real Estate	$30,464	$41,199	$(10,735)	26.06%
Commercial Business	26,843	32,393	(5,550)	17.13%
Commercial Construction	45,878	67,609	(21,731)	32.14%
Residential Real Estate	15,953	16,674	(721)	4.32%
Residential Construction	106	205	(99)	48.29%
Consumer Personal	858	993	(135)	13.60%

Total Impaired Loans	$120,102	$159,073	$(38,971)	24.50%

Key Performance ratios (annualized) are as follows for the three month periods indicated:

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010

Return on average assets	(0.06)%	(0.04)%	0.64%
Return on average equity	(0.48)%	(0.28)%	4.74%
Net interest margin	3.27%	3.24%	3.34%
Efficiency ratio	78.91%	75.35%	68.16%
Tangible common equity	10.10%	10.16%	11.27%